Exhibit 19.1
INSIDER TRADING POLICY

POLICY STATEMENT

This Insider Trading Policy (the "Policy") is established to ensure compliance with federal and state securities laws that prohibit "insider trading" and are applicable to both the Company and all its Employees. Capitalized terms used throughout are defined under “Definitions” below.

PURPOSE

The purposes of this Policy are:
1.to support compliance with the federal securities laws governing the trading in securities, and
2.to educate Employees and Section 16 Group members as to their obligations and responsibilities with respect to trading in Securities of the Company and Company Business Partners.

Civil and criminal penalties for failure to comply with securities laws regarding insider trading can be severe for Employees as well as the Company. Furthermore, public confidence, regulatory relationships, vendor and customer relations, and other business advantages can be damaged or lost by failure to comply with federal securities laws or Company policies regarding insider trading. This Policy supersedes all prior securities law policies and supporting documents.

INTRODUCTION

The rules and regulations regarding the buying and selling of Securities on the basis of material nonpublic information generally derive from the Exchange Act, related laws and a history of civil and criminal enforcement proceedings. The following areas are addressed in this Policy and its supporting documents for Employees and Section 16 Group members:

a.Restrictions regarding trading in Securities of the Company while aware of or having access to material nonpublic information about the Company.
b.Restrictions regarding trading in Securities of Company Business Partners while aware of or having access to material nonpublic information about Company's Business Partners.
c.Restrictions regarding trading in the Securities of the Company or Company Business Partners by Immediate Family Members of Employees and Section 16 Group members.
d.Restrictions regarding trading in Securities of any company, regardless whether the Company or a Company Business Partner, while aware of or having access to material nonpublic information about such company that is obtained through employment at the Company.
e.Prohibitions on revealing material nonpublic information to someone who then trades on the information as a ''tippee."
f.Prohibitions on trading during Black-Out Periods.
g.Restrictions regarding Short Sales, Derivative Securities and Hedging Transactions.

For Section 16 Group members:

Pre-clearance requirements
Short Swing Trades
Discretionary Accounts
Section 16 reporting responsibilities
Sales of Stock under Rule 144
Margin accounts and pledging

This Policy is designed to protect the Company from failure by its Employees and Section 16 Group members to comply with federal securities laws regarding insider trading.

Adoption of this Policy will help achieve the Company's objectives to comply with laws and regulations and to safeguard assets. This Policy is necessary to communicate to all Employees and Section 16 Group members, as well as to the public, that the Company's directors and Employees place their duties to the Company and its stockholders above individual gain. Reducing misconduct on both a corporate and individual basis will correspondingly reduce, among other things, the risk of litigation, regulatory censure and prosecution, misappropriation of corporate opportunities and negative publicity resulting from publicized insider trading violations.

DEFINITIONS

•Black-Out Period - An Event-Based Black-Out Period or Quarterly Black-Out Period during which period of time Employees, Section 16 Group members and Immediate Family Members are prohibited from trading in the Securities of the Company or a Company Business Partner, as applicable.
•Board of Directors - The Board of Directors of Live Oak Bancshares, Inc.
•Company - Live Oak Bancshares, Inc., its direct or indirect wholly-owned subsidiaries.
•Company Business Partner - A company with which Live Oak Banking Company (or another subsidiary of the Company) does or proposes to do business with.
•Cash Exercise - When cash is paid separately for the exercise price of a stock option.
•Cashless Exercise - When an Employee sells some, or all of, the Stock obtained upon exercise of a stock option to cover the exercise price, taxes and/or broker fees on the underlying stock option.
•Derivative Security - Any option, warrant, convertible security, restricted stock unit, stock appreciation right or similar right with an exercise or conversion privilege at a price related to Stock, or similar Securities with a value derived from the value of a Security issued by the Company.
•Discretionary Account - Account managed by an outside broker or other party where transactions in Securities may be executed by the broker or other party at the discretion of such broker or other party.
•Discretionary Transaction - A transaction in Stock that results from an Employee's election to purchase, sell or move shares under the Company's Employee Stock Purchase Plan and any other deferral or savings plan. This includes all discretionary intra-plan transfers, cash withdrawals and loans that affect the balance of Stock in any of these plans, other than such transactions that are made in connection with the Employee's death, disability, retirement or termination of employment.
•Employee - an employee of Live Oak Bancshares, Inc. or any of its direct or indirect wholly-owned subsidiaries.
•Event-Based Black-Out Period - Period of prohibition for Employees and Section 16 Group members on trading in the Securities of the Company or Securities issued by a Company Business Partner that is caused by awareness of or access to material nonpublic information of the Company or a Company Business Partner. Each Event-Based Black-Out Period will last for a limited period of time.
•Exchange Act - The Securities Exchange Act of 1934, as amended.

•Immediate Family Member - Any family member of any kind, including any adoptive relationships, of an Employee or Section 16 Group member living in such Employee's (or Section 16 Group member’s) household; anyone else who lives in an Employee’s (or Section 16 Group member’s) household; and any family members who do not live in an Employee’s (or Section 16 Group member’s) household but whose transactions in Company Securities are directed by the Employee (or Section 16 Group member) or are subject to the Employee’s (or Section 16 Group member’s) influence of control.
•Quarterly Black-Out Period - Period lasting approximately 40 to 45 days, starting at the beginning of the sixteenth day of the last month in a fiscal quarter and ending at the end of the second business day following the public release of quarterly earnings (by press release or SEC filing, whichever is earlier).
•Rule 144 - Rule 144 of the general rules and regulations under the Securities Act of 1933, as amended.
•SEC - The U.S. Securities and Exchange Commission
•Security - Any instrument presenting an equity interest, a debt agreement or the rights to acquire such interest, and includes common stock, preferred stock, debt and Derivative Securities.
•Section 16 - Section 16 of the Exchange Act.
•Section 16 Group - Group comprised of each member of the Board of Directors and each "officer" (as such term is defined in Section 16) of the Company, as determined by resolution of the Board of Directors.
•Short Sale - Sale of a Security not owned by the seller or, if owned, not delivered in a timely manner. A Short Sale includes the borrowing of Securities by the seller's broker for the seller's account and delivering the borrowed Securities to the buyer's broker.
•Short Swing Trade - A purchase and sale, or sale and purchase, of the Company's Securities within a period of less than six months where at least one of the transactions does not meet an applicable exemption under Section 16. Short Swing Trades can result in significant liability and penalties for Section 16 Group members under Section 16.
•Stock - Common stock of Live Oak Bancshares, Inc.
•Trading Plan - A contract or written plan for the purchase or sale of Company Securities designed to satisfy the requirements of Rule 10b5-1(c) and entered into at a time when the contracting Employee did not possess material nonpublic information about the Company.
•Trading Window - Period during which an Employee or Section 16 Group member, as applicable, is not subject to a Black-Out Period and otherwise is not aware of or does not have access to material nonpublic information about Company or a Company Business Partner.

GENERAL REQUIREMENTS

You must not buy, sell, recommend, make gifts of or otherwise trade in or make investment decisions regarding Securities of the Company, either personally or on behalf of someone else, while aware of or having access to material nonpublic information concerning the Company.

This restriction includes, for example, the prohibition to make changes in the level of your contributions in the Employee Stock Purchase Plan or any other equity-based employee plan and any Discretionary Transactions in these accounts. Certain limited exceptions are described below.

You must not buy, sell, recommend, make gifts of or otherwise trade in or make investment decisions regarding Securities of Company Business Partners, either personally or on behalf of someone else, while aware of or having access to material nonpublic information concerning the Company Business Partner.

You must not buy, sell, recommend, make gifts of or otherwise trade in or make investment decisions regarding Securities of any company, either personally or on behalf of someone else, while aware of or having access to material nonpublic information about such company that you obtain through your employment at the Company.

Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) are no exception. Even the appearance of an improper transaction must be avoided to preserve the Company’s reputation for adhering to the highest standards of conduct.

In addition, you must not reveal material nonpublic information regarding the Company, a Company Business Partner or any other company whose information you obtain through your employment at the Company to any other person, including Immediate Family Members, except in accordance with the applicable policies and procedures of the Company.

Employees and Section 16 Group members are responsible for the compliance of their Immediate Family Members with this Policy. Therefore, you should make your Immediate Family Members aware of the need to confer with you before they trade in the Securities of the Company.

Although this Policy does not apply to you after termination of your relationship with the Company, you should remember that all federal securities laws and regulations apply to you at all times, even after your relationship with the Company has ended, for any reason and regardless of whether such a termination is voluntary.

Consequences of Insider Trading

The penalties for engaging in insider trading are severe. If you are found guilty of insider trading, in addition to disgorgement of profits (or of losses avoided), you could be subject to severe fines and/or sentenced to a substantial prison term.

Violation of this Policy may also result in adverse action against you, including, but not limited to, the imposition of monetary fines, trading prohibitions and/or restrictions, restrictions on access to equity awards and your dismissal from the Company, regardless whether you have violated the law.

Exceptions

Federal securities laws and this Policy permit the following limited exceptions to the prohibition against purchasing or selling Securities while aware of or having access to material nonpublic information:

•Cash Exercises, as long as the Stock acquired in the exercise is not sold on the market or otherwise sold or transferred. Cashless Exercises are not permitted outside of a Trading Window where a portion of the Stock acquired upon exercise is sold in the market in order to pay the exercise price.
•Trades, including Cashless Exercises, made according to a Trading Plan.
•Automatic and ongoing purchases of Stock under the Company's Employee Stock Purchase Plan or any other equity- based employee plan that provides similar opportunity to elect automatic and ongoing purchases of Stock through payroll deductions or reinvestment of dividends, as long as your election to participate in any of these plans was made during a Trading Window. However, Discretionary Transactions in these plans outside of a Trading Window are not exempt.

Material Nonpublic Information

Material nonpublic information is a flexible term, and its definition will depend on the particular facts and circumstances of each situation.

Material information is any information that a reasonable investor would consider important in a decision to buy, hold or sell Securities. In short, you should consider information material if it could reasonably be expected to affect the price of the Security. Common examples of information that frequently may be regarded as material include:

•projections of future earnings or losses;
•information of a financial nature, including sales data;
•news of a pending or proposed merger, acquisition, divestiture, tender offer or other significant transaction;
•information regarding significant financial or legal issues;
•information regarding the commencement or settlement of a significant lawsuits;
•information regarding a significant government investigation;
•winning or losing a large contract;
•significant changes in management; or
•significant regulatory announcements or changes.

Either positive or negative information may be considered material. Information that is not material on an individual basis may be deemed material when compiled or taken together with other information.

Information is deemed "public" if it has been issued in a press release or filed with the SEC and the investing market has had the opportunity to digest and act upon such information. Under applicable securities laws, there may be other circumstances where information is deemed "public." In general, you should assume that all information about the Company (or any Company Business Partner) received from any source (whether in the course of your duties as an Employee or Section 16 Group member or otherwise) is "nonpublic” unless you are certain that the information has been publicly disclosed. Do not regard information as having been "publicly disclosed” unless you can specifically identify a public disclosure document. In addition, individuals who were aware of or had access to the material nonpublic information before it became public must wait until the beginning of the third business day following the public announcement before they are allowed to trade.

Twenty-Twenty Hindsight

If your Securities transaction becomes the subject of scrutiny, the SEC will view such transaction after-the-fact with the benefit of twenty-twenty hindsight. As a result, before engaging in any transaction, carefully consider how the SEC, bank regulators, the public and others might view your transaction in hindsight. In addition, you should remember that even the appearance of impropriety could impair investor confidence in the Company and subject both you and the Company to litigation and penalties.

Consequently, if you have a concern or question about whether the information you possess about the Company or a Company Business Partner is material or nonpublic, contact the General Counsel before trading or disclosing such information to anyone.

“TIPPING” OR SHARING INFORMATION WITH OTHERS

The Company's Code of Ethics and Conflict of Interest Policy prohibits Employees and Section 16 Group members from sharing nonpublic information of any kind with others, whether proprietary, material or otherwise, regardless of whether such information could have an impact on the price of Company Securities. The same prohibition applies to the sharing of nonpublic information about Company Business Partners, as well as any nonpublic information about other companies obtained though employment at the Company. The sharing of material nonpublic information with another person who later trades on such information is known as "tipping." The civil and criminal penalties for insider trading may apply to you if yo u "tip" another person (the "tippee”) regardless of whether you derive any benefit from the tippee’s actions. The SEC may also impose penalties on the original tipper based on tips by subsequent types (i.e. secondhand tips).

All external corporate communications of nonpublic information must be made by or under the direction of the Company's designated spokespersons. Media questions about the Company must be directed to Media Relations, and investor and financial analyst questions must be directed to Investor Relations. You must refer anyone seeking information about the Company to the appropriate spokesperson or the General Counsel - no other response is permitted.

QUARTERLY BLACK-OUT PERIODS

Quarterly Black-Out Periods are Black-Out Periods that occur prior to the release of the Company's quarterly earnings. During these Black-Out Periods, Employees and Section 16 Group members and their respective Immediate Family Members are prohibited from trading Company Securities in the market or making changes in their investment decisions regarding Company Securities.

The General Counsel notifies all Section 16 Group members and Employees when they are subject to Quarterly Black -Out Periods. These notifications serve as an added precaution, and Section 16 Group members and Employees are required to comply with this Policy at all times regardless of whether they receive notice of the Black-Out Period.

The General Counsel also will notify all Section 16 Group members and Employees of the expiration of the applicable Black-Out Period. The Quarterly Black-Out Periods are in effect until the date stated on the Black-Out Period expiration notice. A Black-Out Period may be extended beyond the original date it was initially expected to expire. If this occurs, the General Counsel will notify individuals of such extension.

LIMIT ORDERS

Limit orders can result in an automatic trade on a later date when the specified price is reached, regardless of whether the person placing the order possesses material nonpublic information at that time. Such situations may create the appearance of impropriety and, if the transaction becomes subject to scrutiny, the SEC will view the transaction after-the-fact with the benefit of twenty-twenty hindsight. Therefore, limit orders must be limited to short periods of time during a Trading Window and, in case not already executed, must be cancelled before the start of a Quarterly Black-Out Period. If an Employee or Section 16 Group member inadvertently leaves a limit order in place after a Quarterly Black-out Period has begun, the Employee or Section 16 Group member should not cancel the limit order and should contact the General Counsel immediately.

Event-Based Black-Out Periods present different issues for limit orders. Limit orders should not be cancelled after receipt of a notice instituting an Event-Based Black-Out Period.

EVENT-BASED BLACK-OUT PERIODS

Event-Based Black-Out Periods are Black-Out Periods that occur as a result of a specific event or development where Employees and Section 16 Group members are aware of or have access to information regarding such event or development. During an Event-Based Black-Out Period, Employees and Section 16 Group members receiving the applicable Black-Out Period notice and their Immediate Family Members are prohibited from trading in or making investment decisions regarding the Securities of the Company or the Securities of a Company Business Partner as specified in the Black-Out Period notice. The General Counsel notifies applicable Section 16 Group members and Employees when they become subject to an Event - Based Black-Out Period and when such Event-Based Black-Out Period has expired.

You should not discuss confidential information with anyone, including Immediate Family Members. Employees and Section 16 Group members subject to an Event-Based Black-Out Period should instruct Immediate Family Members not to trade in the Securities of the Company or Company Business Partner, as applicable, but should otherwise not share any information about any developments or events underlying the Black-Out Period.

In addition, Employees and Section 16 Group members should always abide by the Company's policies and procedures regarding the protection of confidential information, regardless whether there is an applicable Black-out Period.

Triggers for an Event-Based Black-out Period

The General Counsel is responsible for determining if any material nonpublic information or events are cause for an Event- Based Black-Out Period.

The General Counsel may consider the following factors when determining whether to institute an Event-Based Black-Out Period:
•Significance of the information to the Company, including potential financial value and effect on the company's reputation and Securities
•Significance of the information with respect to the applicable Company Business Partner;
•Likelihood of such information or event reaching fruition; and
•Any other facts that the General Counsel deems appropriate.

ADDITIONAL RESTRICTIONS TO ALL EMPLOYEES

As stated above, Employees and Section 16 Group members may only trade during Trading Windows. In addition, Employees and Section 16 Group members are prohibited from entering into Short Sales and engaging in speculative trading and hedging transactions.

Short Sales

Short Sales would generally be interpreted by the market as an expectation by the seller that Company securities will decline in value and therefore that the seller has no confidence in the Company or its short-term prospects. In addition, Short Sales may reduce the seller’s incentive to improve the company's performance. In addition, Short Sales by the Section 16 Group members would violate Section 16. For these reasons, Short Sales of the company’s Securities by any Employee or Section 16 Group member are prohibited.

Speculative Trading in Company Options or Derivative Securities (Puts, Calls, etc.) & Hedging Transactions

Transactions in publicly traded put or call options, privately negotiated options or other Derivative Securities (other than receipt or exercise of a Company-granted employee stock option) are, in effect, leveraged bets on the short-term movement of the price of Company Securities and therefore, if made by an Employee or Section 16 Group member, may create the appearance that the trading is based on inside information. Such transactions also may focus the trader’s attention on short term performance at the expense of the company’s long-term objectives. Accordingly, transactions in puts, calls or other Company Derivative Securities (other than receipt or exercise of a Company-granted employee stock option) are prohibited for all Employees and Section 16 Group members.

Hedging transactions allow a person to lock in much of the value of his or her holdings by protecting it against downward movements in the price of Company Securities. These transactions often take the form of put or call options or other Derivative Securities and may be structured so that the downward protection is provided in exchange for giving up the right to all or part of the potential for upside appreciation in the Security. These transactions would allow an Employee or Section 16 Group member to continue to own the Securities without the full risks and rewards of ownership. As a result, the Employee or Section 16 Group member may no longer have the same objectives as the Company’s other stockholders. Therefore, in addition to the prohibition on speculative trading in Derivative Securities, all Employees and Section 16 Group

members are prohibited from entering into hedging transactions regardless whether such transaction would violate the general prohibition above on trading in Derivative Securities.

ADDITIONAL RESTRICTIONS FOR SECTION 16 GROUP MEMBERS

Section 16 Group members are responsible for timely reporting to the General Counsel each trade they make in Company Securities. Section 16 Group members are encouraged to conduct their transactions in Company Securities, especially any sales of Company Securities, through Trading Plans described below.

Pre-Clearance Requirements

Section 16 Group members are required to contact the General Counsel or his designee to obtain pre-clearance of any proposed transaction in Company Securities before taking any steps to affect such a transaction (including the exercise of stock options and Discretionary Transactions).

Short Swing Trades

Short Swing Trades are prohibited under Section 16 and give rise to personal liability for any Section 16 Member who engages in a Short Swing Trade. The appearance of impropriety that accompanies a Short Swing Trade could impair investor confidence in the Company. Therefore, all Section 16 Group members are prohibited from entering into Short Swing Trades.

Prohibition Against Trading Company Securities in Discretionary Accounts

If a Section 16 Group member is considering, or has already established, an account managed by a broker or another outside party, such Section 16 Group member must place a blanket prohibition on trading in Company Securities in that account. The Company believes this restriction is appropriate for the following reasons:

•As discussed below, Section 16 requires almost real-time reporting of transactions in Company Securities by Section 16 Group members. In a Discretionary Account, the Section 16 Group member may not be aware of any trading in Company Securities in time to make the required transaction report or another applicable SEC filing.
•A transaction in a Discretionary Account that occurs outside of a Trading Window could expose both the Section 16 Group member and the Company to allegations of insider trading. Even if a Section 16 Group member is ultimately cleared of liability, the appearance of impropriety is of high concern to the Company.
•If a Section 16 Group member engages in market purchases or sales of Company Securities through a Discretionary Account, the broker could unintentionally create a Short Swing Trade resulting in liability for the Section 16 Group member.

Section 16 Reporting

Section 16 requires Section 16 Group members to report most transactions and transfers of Company Securities. Although these filings are the responsibility of each Section 16 Group member, the General Counsel assists Section 16 Group members in interpreting the applicable rules and making the appropriate filings with the SEC on their behalf unless a Section 16 Group member indicates otherwise.

Sales of Stock Under Rule 144

Rule 144 places certain restrictions on the sale of stock by an issuer’s affiliates. Section 16 Group members are considered “affiliates” for purposes of Rule 144 and must therefore satisfy Rule 144's requirements upon any market sale of Company Securities.

Margin Accounts and Pledges

Securities held in a margin account may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, Securities pledged as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur without the consent of the pledger, in the event of a margin call or foreclosure a Section 16 Group member who pledges the Company’s Securities may not receive timely notice or information about transactions in the Securities in order to make required filings under Section 16. In addition, the margin call or foreclosure could occur at a time when the Section 16 Group member is aware of or has access to material nonpublic information or during a Black-Out Period, leading to the appearance of impropriety. Section 16 Group members are therefore discouraged from placing Company’s Securities in a margin account or pledging Company Securities as collateral for a loan. Section 16 Group members shall consult with the General Counsel prior to pledging any Company Securities, and shall report details of any pledged Company Securities to the Company’s Audit Committee on a quarterly basis.

TRADING PLANS

Although not required by law, the Company facilitates the establishment of Trading Plans for Section 16 Group members who wish to create such plans for safe harbor protection and considers the use of Trading Plans as a responsible step for trading in the Company’s Securities.

Section 16 Group members are encouraged to conduct their transactions in Company Securities, especially any sales of Company Securities, through Trading Plans. Trading Plans must be reviewed with the General Counsel and must have pre- clearance or be acknowledged by the General Counsel on behalf of the Company prior to execution.

Trading Plans executed by any Section 16 Group member or other Employee must satisfy the requirements listed below.

•The Trading Plan must be entered in good faith during a Trading Window.
•For Section 16 Group members, the date of the first trade under the Trading Plan cannot occur until the later of (a) ninety (90) days after the date of execution of the Trading Plan or (b) two (2) business days following the filing of the Company’s Form 10-Q or Form 10-K for the fiscal quarter in which the Trading Plan was adopted (but, in any event, this required “cooling-off” period is subject to a maximum of 120 days after the date of execution of the Trading Plan).
•For all other Employees, the date of the first trade under the Trading Plan cannot occur until that later of (a) thirty (30) days after the date of execution of the Trading Plan or (b) the date of the anticipated expiration of the next Quarterly Black-Out Period.
•The Trading Plan must terminate no more than three years from the date of execution and provide for a minimum of two separate trades.
•Trades must take place exactly as specified in the Trading Plan. The contracting Section 16 Group member or Employee cannot deviate from the Trading Plan or instructions and cannot enter into corresponding or hedging positions. In addition, the person or broker executing the trade must not have material nonpublic information.
•Amendments to and early terminations of Trading Plans can be an indication of lack of good faith and, therefore, are only permitted under exceptional circumstances. Such amendments and early terminations must be approved by the General Counsel.

•In the event a Section 16 Group member terminates or amends a Trading Plan, such person must wait until the later of (a) ninety (90) days after such termination/amendment and (b) two (2) business days following the filing of the Company’s Form 10-Q or Form 10-K for the fiscal quarter in which the Trading Plan was terminated/amended, before executing a market transaction under a subsequent Trading Plan, or amended Trading Plan, as applicable.
•In the event any other Employee terminates or amends a Trading Plan in accordance with this Policy, there must be at least thirty (30) days between (i) the termination of such Trading Plan and the execution of any market transaction, whether or not under a subsequent Trading Plan; or (ii) the amendment of such Trading Plan and the execution of any market transaction, whether or not under the amended Trading Plan.
•Trades outside of a Trading Plan relating to the specific Securities that are subject to the Trading Plan are prohibited.
•Due to Short Swing Trade considerations, Section 16 Group members may engage in transactions of Securities that are not subject to a Trading Plan only if those transactions are "same way" transactions as provided for under any existing Trading Plan (e.g., only sales if the Trading Plan provides for sales).
•Except for certain limited exceptions, which must be approved, in each case by the General Counsel, Section 16 Group members and Employees may not enter into a second Trading Plan.

The General Counsel may grant exceptions to these restrictions on Trading Plans.

INFORMATION AND COMMUNICATION

All newly hired Employees are required to review this Policy, and all current Employees are required to undergo a review every 12-24 months.

The General Counsel shall annually require that Section 16 Group members review and execute a Director and Officer Questionnaire (which shall contain an annual reconciliation of the holdings in Company Securities that each Section 16 Group member beneficially owns and an acknowledgement of this such member’s review of this Policy).

If you have any doubt as to your responsibilities under this Policy, you must seek clarification and guidance from the General Counsel before acting.

Violations of this Policy by any Section 16 Group member or any of their Immediate Family Members will be reported to the Company’s Risk Committee no less frequently than annually.

QUESTIONS

Please direct any questions regarding this Policy to Managing Counsel - Corporate.

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Approved by the Board on February 19, 2026.